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                                                                     EXHIBIT 43

                                [QUICKTURN LOGO]

October 19, 1998

Dear Fellow Quickturn Stockholder:

                   PARTICIPATE IN QUICKTURN'S BRIGHT FUTURE

              DON'T BE STAMPEDED INTO GIVING YOUR PROXY TO MENTOR

             SIGN, DATE AND MAIL QUICKTURN'S BLUE PROXY CARD TODAY

To further its attempt to take over your company at what your Board of Directors has determined is an inadequate price, Mentor Graphics Corporation is asking you and other stockholders to help replace the Quickturn Board with its own slate of director nominees. The primary intent of Mentor's nominees is to facilitate Mentor's takeover of Quickturn -- not to run your company.

In spite of its inadequate offer, Mentor has sent to you, and will no doubt persist in sending you, GOLD proxy cards in connection with a special stockholder meeting. YOUR BOARD URGES YOU TO DISREGARD AND THROW AWAY ANY MENTOR GOLD PROXY CARD SENT TO YOU.

YOUR BOARD STRONGLY RECOMMENDS THAT YOU VOTE QUICKTURN'S BLUE PROXY CARD to support your Board that will continue to ensure that your best interests -- and not Mentor's -- are served. YOUR BOARD STRONGLY RECOMMENDS THAT YOU VOTE AGAINST MENTOR'S PROPOSALS ON THE BLUE PROXY CARD TODAY. Only the latest signed and dated proxy card is counted.

THE QUICKTURN BOARD HAS BEEN WORKING DILIGENTLY ON BEHALF OF THE COMPANY AND ITS STOCKHOLDERS. Your Board's rejection of Mentor's offer affirms its continued confidence in Quickturn's future and its determination that stockholders should be given every opportunity to participate fully in that future.

                         WHEN IT COMES TO PERFORMANCE,
                   QUICKTURN'S EARNINGS SPEAK FOR THEMSELVES

We want stockholders to see our results and we want you to know that our customers continue to support Quickturn and our premier technology. For the third quarter ending September 30, 1998 QUICKTURN EXCEEDED CONSENSUS ANALYSTS' ESTIMATES. Net income for the third quarter was $735,000, or $0.04 per share, compared to consensus analysts' estimates of a loss of $0.03 per share.*

Another indication of Quickturn's bright future is that during the third quarter, several key customers continued their reinvestment in design and verification, including new design programs from several multibillion-dollar companies. As we enter the fourth quarter, Quickturn has the strongest backlog we've seen this year. CUSTOMER ORDERS TRANSLATE INTO STOCKHOLDER VALUE, and we believe that our value will grow even more as our breakthrough Mercury(TM) product and the enhancements to our CoBALT(TM) and SpeedSim(TM) products reach full production by the end of 1998. We are confident that we will see more projects started by our customers in the fourth quarter of 1998 and well into 1999.
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                 MENTOR'S OCTOBER 29 MEETING DATE IS NOT VALID

MENTOR IS ATTEMPTING TO CAUSE CONFUSION AMONG QUICKTURN STOCKHOLDERS by calling a special stockholder meeting for October 29, 1998 to vote on its nominees. Quickturn believes that Mentor's meeting date is not valid.
We are challenging the validity and legality of Mentor's attempt to call the special meeting as well as its ability to set the meeting date, record date and the place of the special meeting. Each of these matters is the subject of ongoing litigation between the company and Mentor. Subject to the resolution of this litigation, the Quickturn Board has set Friday, January 8, 1999 as the date for the special stockholder meeting, in accordance with the company's Bylaws.


                        VOTE AGAINST MENTOR'S PROPOSALS
                          VOTE FOR QUICKTURN'S FUTURE
                           VOTE THE BLUE PROXY CARD

If you have any questions, or need any assistance in voting AGAINST Mentor's proposals on the BLUE proxy card, please call our proxy solicitor, Morrow & Co. Inc., toll-free, at 1-800-662-5200.

On Behalf of the Board of Directors,

/s/ Keith R. Lobo

Keith R. Lobo
Chief Executive Officer and President



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* Excluding the legal and advisory expenses of approximately $4.0 million, or
  $0.13 per share, net of tax, related to Quickturn's defense against Mentor's attempted hostile takeover.

Quickturn, the Quickturn logo, Mercury, SpeedSim, and CoBALT are registered trademarks or trademarks of Quickturn Design Systems, Inc.
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                            QUICKTURN DESIGN SYSTEM
                                 STOCKHOLDERS

                    Your Board recommends a vote "AGAINST"
          the Mentor Proposals listed on the enclosed BLUE proxy card


            If you wish to support Quickturn's Board and Management
            -------------------------------------------------------
                       vote AGAINST the Mentor Proposals
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                 PLEASE MARK "AGAINST" ON YOUR BLUE PROXY CARD